EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Range Resources Corporation:

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Range Resources Corporation for the registration of $150 million of 6 3/8% Senior Subordinated Notes and to the incorporation by reference therein of our reports dated February 28, 2005, with respect to the consolidated financial statements of Range Resources Corporation (and subsidiaries), management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Range Resources Corporation (and subsidiaries), included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission. We also consent to the incorporation by reference in the Registration Statement (Form S-4) and in the related Prospectus of Range Resources Corporation of our report dated January 31, 2003, with respect to the consolidated financial statements of Great Lakes Energy Partners, L.L.C. as of and for the year ended December 31, 2002 included in the Annual Report (Form 10-K) of Range Resources Corporation for the year ended December 31, 2004 and to the incorporation by reference of our report dated February 11, 2004 with respect to the consolidated financial statements of Great Lakes Energy Partners, L.L.C. as of December 31, 2003 and 2002 and for the two years then ended included in the Current Report (Form 8-K/A) filed with the Securities and Exchange Commission on August 17, 2004.

/s/ Ernst & Young LLP

Fort Worth, Texas
March 21, 2005